Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-266340
Prospectus Supplement No. 7
(To Prospectus dated August 4, 2022)

Virgin Orbit Holdings, Inc.

This prospectus supplement updates, amends and supplements the prospectus dated August 4, 2022 (the  “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-266340). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Current Reports on Form 8-K (the “Current Reports”) filed with the Securities and Exchange Commission (“SEC”) on March 16, 2023, and March 20, 2023. Accordingly, we have attached the Current Reports to this prospectus supplement.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Virgin Orbit Holdings, Inc.’s common stock and warrants are listed on The Nasdaq Stock Market LLC under the symbols “VORB” and “VORBW.” On March 17, 2023, the closing price of our common stock was $0.65 and the closing price of our warrants was $0.07.
We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See “Risk Factors” beginning on page 5 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is March 20, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2023

Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40267	98-1576914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4022 E. Conant St. Long Beach, California		90808
(Address of principal executive offices)		(Zip Code)

(562) 388-4400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VORB	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VORBW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Sec.230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Sec.240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.
Operational Pause
On March 15, 2023, Virgin Orbit Holdings, Inc. (the “Company”) announced a Company-wide operational pause beginning on March 16, 2023, in order to conserve capital while the Company conducts discussions with potential funding sources and explores strategic opportunities. There can be no assurance that these discussions will result in any transaction. The Company does not currently intend to disclose further developments with respect to these discussions, unless and until its Board of Directors approves a specific transaction or other course of action requiring disclosure. The Company currently expects the operational pause to continue through March 21, 2023.

Floor Price Reset
As previously disclosed, on June 28, 2022, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with YA II PN, Ltd. (the “Investor”), pursuant to which the Company sold and issued to Investor a convertible debenture (the “Convertible Debenture”) on June 29, 2022, in the principal amount of $50.0 million, which is convertible into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), subject to certain conditions and limitations set forth in the Purchase Agreement.
The Convertible Debenture provides a conversion right, in which any portion of the principal amount of the Convertible Debenture, together with any accrued but unpaid interest, may be converted into the Company’s Common Stock at a conversion price equal to the lower of (i) $4.64 or (ii) 95% of the average of the two lowest daily volume weighted average price of the Common Stock during the three (3) trading days immediately preceding the date of conversion (but not lower than a certain floor price, initially set at $2.52 (the “Floor Price”), that is subject to further adjustment in accordance with the terms of the Convertible Debenture). The Company previously announced that it issued a notice to Investor pursuant to which the Floor Price was reset to $1.51.
On March 15, 2023, the Company announced that it had issued a subsequent notice pursuant to which the Floor Price was reset to $1.01 (the “Second Floor Reset”). The Second Floor Reset does not otherwise change any terms of the Convertible Debenture.

Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K (this “Current Report”) contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this Current Report other than statements of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the timing and length of the Company’s shutdown. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Current Report, including but not limited to: the timing of implementation and duration of the shutdown; any unintended consequences or unforeseen costs resulting from the shutdown; and the factors, risks and uncertainties included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 as well as in the Company’s subsequent filings with the Securities and Exchange Commission (the “SEC”), accessible on the SEC’s website at www.sec.gov and the Investor Information section of the Company’s website at www.virginorbit.com. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN ORBIT HOLDINGS, INC.

Date: March 15, 2023	By:	/s/ Dan Hart
	Name:	Dan Hart
	Title:	Chief Executive Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

FORM 8-K
____________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 15, 2023
____________________________

Virgin Orbit Holdings, Inc.
(Exact name of registrant as specified in its charter)
 ____________________________

Delaware	001-40267	98-1576914
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4022 E. Conant St. Long Beach, California	90808
(Address of principal executive offices)	(Zip Code)
(562) 388-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
 ____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	VORB	The Nasdaq Stock Market LLC
Warrants to purchase common stock	VORBW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 15, 2023, the Compensation Committee of the Board of Directors of Virgin Orbit Holdings, Inc. (the “Company”) adopted and approved the Company’s Executive Change in Control Severance Plan (the “Severance Plan”), effective March 15, 2023. The Severance Plan provides for severance payments and benefits in the event of a qualifying termination during the 12-month period following a change in control of the Company, as follows: (i) a cash severance payment equal to 100% (200% with respect to the Company’s Chief Executive Officer) of the executive’s base compensation; (ii) a cash payment equal to the executive’s pro-rated target annual bonus for the year of termination; (iii) up to six months’ COBRA coverage; and (iv) full accelerated vesting of time-vesting Company equity awards and accelerated vesting of performance-vesting Company equity awards at the “target” level achievement of applicable performance metrics. Initial participants in the plan include Daniel Hart (the Company’s Chief Executive Officer), Jim Simpson (the Company’s Chief Strategy Officer) and Tony Gingiss (the Company’s Chief Operating Officer).

The foregoing summary of the Severance Plan is not complete and is qualified in its entirety by reference to the full text of the Severance Plan, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 5.02 by reference. Any capitalized term used and not defined in this Item 5.02 shall have the same meaning set forth in the Severance Plan.
Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

10.1	Executive Change in Control Severance Plan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRGIN ORBIT HOLDINGS, INC.

Date: March 20, 2023	By:	/s/ Dan Hart
Dan Hart
Chief Executive Officer

VIRGIN ORBIT HOLDINGS, INC.
EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

    Virgin Orbit Holdings, Inc., a Delaware corporation (the “Company”), has adopted this Virgin Orbit Holdings, Inc. Executive Change in Control Severance Plan, including the attached Exhibits (the “Plan”), for the benefit of Participants (as defined below) on the terms and conditions hereinafter stated. The Plan, as set forth herein, is intended to provide severance protections to a select group of management or highly compensated employees (within the meaning of ERISA (as defined below)) in connection with qualifying terminations of employment.

1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings indicated below:

1.1    “Base Compensation” means the Participant’s annual base salary rate in effect immediately prior to a CIC Termination, disregarding any reduction which gives rise to Good Reason.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Cash Severance” shall have the meaning set forth in Section 4.2(a) hereof.

1.4    “Cause” shall have the meaning set forth in the Participant’s employment agreement with the Company or any of its subsidiaries or, if no such agreement exists or if such agreement does not contain a definition of “Cause”, then “Cause” shall have the meaning set forth in the Company’s 2021 Incentive Award Plan.

1.5    “Change in Control” shall have the meaning set forth in the Company’s 2021 Incentive Award Plan.
1.6    “CIC Termination” means a Qualifying Termination which occurs on or within the 12-month period following the consummation of a Change in Control that constitutes a “change in control event” for purposes of Code Section 409A.

1.7    “Claimant” shall have the meaning set forth in Section 11.1 hereof.

1.8    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

1.9    “COBRA Period” means the period beginning on the first day of the calendar month that begins immediately following the Date of Termination and ending on the earlier of the end of the sixth month thereafter or the date the Participant becomes eligible for healthcare coverage under a subsequent employer’s health plan.

1.10    “COBRA Premium Payment” shall have the meaning set forth in Section 4.2(c) hereof.

1.11    “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.12    “Committee” means the Compensation Committee of the Board, or such other committee as may be appointed by the Board to administer the Plan.

1.13    “Date of Termination” means the effective date of the termination of the Participant’s employment.

1.14    “Eligible Executive” means each of the Chief Executive Officer (“CEO”) of the Company and each other executive of the Company or a subsidiary who reports directly to the CEO (as of the Effective Date, the Chief Operating Officer, Chief Financial Officer, Chief Strategy Officer, Chief Legal Officer, Chief Technology Officer, VP People and Culture, VP Safety Mission Assurance & Quality and VP Investor Relations of the Company).

1.15    “Equity Award” means a Company equity-based award covering the Company’s common stock.

1.16    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

1.17    “Excise Tax” shall have the meaning set forth in Section 7.1 hereof.

1.18    “Good Reason” shall have the meaning set forth in the Participant’s employment agreement with the Company or any of its subsidiaries.

1.19    “Independent Advisors” shall have the meaning set forth in Section 7.2 hereof.

1.20    “Participant” means each Eligible Executive who is selected by the Administrator to participate in the Plan and is provided with (and, if applicable, countersigns) a Participation Notice in accordance with Section 13.2 hereof, other than any Eligible Executive who, at the time of his or her termination of employment, is covered by a plan or agreement with the Company or a subsidiary that provides for cash severance or termination benefits that explicitly supersedes and/or replaces the payments and benefits provided under this Plan. For the avoidance of doubt, retention bonus payments and change in control bonus payments shall not constitute “cash severance” for purposes of this definition.

1.21    “Participation Notice” shall have the meaning set forth in Section 13.2 hereof.

1.22    “Pro-Rata Target Bonus” means an amount equal to the Participant’s Target Bonus for the year in which the Date of Termination occurs, multiplied by amount by the quotient obtained by dividing (i) the number of days during the calendar year that the Participant was employed through the Date of Termination by (ii) the total number of days in the calendar year.

1.23    “Qualifying Termination” means a termination of the Participant’s employment with the Company or a subsidiary, as applicable, by the Company or such subsidiary without Cause, or solely with respect to the CEO, by the CEO for Good Reason. A Qualifying Termination shall not include a termination due to the Participant’s death or disability.

1.24    “Release” shall have the meaning set forth in Section 4.3 hereof.

1.25    “Restrictive Covenant Agreement” means any written agreement between the Participant and the Company and/or its subsidiaries that contains restrictive covenants (e.g., confidentiality, invention assignment, non-solicitation, non-disparagement), as in effect on the date of the Participant’s Qualifying Termination.

1.26    “Severance Benefits” means the severance payments and benefits to which a Participant may become entitled pursuant to Section 4 hereof.

1.27    “Target Bonus” means the Participant’s target cash performance bonus, if any, for the year in which the Date of Termination occurs.

1.28    “Total Payments” shall have the meaning set forth in Section 7.1 hereof.

2.Effectiveness of the Plan; Notification. The Plan shall become effective on March 15, 2023 (the “Effective Date”). The Administrator shall, pursuant to a Participation Notice, notify each Participant that such Participant has been selected to participate in the Plan.

3.Administration. Subject to Section 13.4 hereof, the Plan shall be interpreted, administered and operated by the Board or the Committee (the “Administrator”), which shall have complete authority, subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate other than to any Participant in the Plan, and the Administrator may delegate (other than to any Participant in the Plan) its duty to provide a Participation Notice to a Participant in the Plan. All decisions, interpretations and other actions of the Administrator (including with respect to whether a CIC Termination has occurred) shall be final, conclusive and binding on all parties who have an interest in the Plan.

4.Severance Benefits.

4.1    Eligibility. Each Eligible Executive who is selected as a Participant and who experiences a CIC Termination is eligible to receive Severance Benefits under the Plan.

4.2    CIC Termination Payment. In the event that a Participant experiences a CIC Termination, then, subject to Sections 4.3, 4.4 and 6 hereof, and subject to any additional requirements specified in the Plan, the Company shall pay or provide to the Participant the following Severance Benefits:

(i)Cash Severance Payment. The Company shall pay to the Participant an amount equal to (i) with respect to the CEO, two times the CEO’s Base Compensation or (ii) with respect to each Participant other than the CEO, one times such Participant’s Base Compensation (in either case, the “Cash Severance”). The Cash Severance shall be paid in a single lump sum within 60 days following the Date of Termination (and amounts otherwise payable prior to such first payroll date shall be paid on such date without interest thereon).

(ii)Pro-Rata Target Bonus. The Company shall pay to the Participant an amount equal to the Participant’s Pro-Rata Target Bonus, payable in a single lump sum within 60 days following the Date of Termination.

(iii)COBRA. Subject to the requirements of the Code, if the Participant properly elects healthcare continuation coverage under the Company’s group health plans pursuant to COBRA, to the extent that the Participant is eligible to do so, then the Company shall reimburse the COBRA premiums for the Participant and the Participant’s covered dependents until the end of the month during which the Participant’s COBRA Period expires (the “COBRA Premium Payment”). Such reimbursement shall be made by direct payment or, at the Company’s election, by reimbursement to the Participant, and shall equal an amount determined based on the same benefit levels as would have applied based on the Participant’s elections in effect on the Date of Termination if the Participant’s employment had not been terminated. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Code Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Participant under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Participant in substantially equal monthly installments over the COBRA Period (or the remaining portion thereof).

(iv)Equity Award Treatment. Each outstanding Equity Award held by the Participant as of his or her Date of Termination shall vest and, as applicable, become exercisable, upon the effectiveness of the Release, with (i) any Equity Award that vests based solely on the Participant’s continued service with the Company or any subsidiary (including any Equity Awards to the extent applicable performance goals have been satisfied and the award remains subject to vesting only based on continued service),vesting in full and (ii) any Equity Award that vests, solely or in part, based on the achievement of performance goals vesting at the “target” level achievement of applicable performance goals.

4.3    Release. Notwithstanding anything herein to the contrary, no Participant shall be eligible or entitled to receive or retain any Severance Benefits under the Plan unless the Participant executes a general release of claims substantially in the form attached hereto as Exhibit A (the “Release”) within 21 days (or 45 days if necessary to comply with applicable law) after the Date of Termination and, if he or she is entitled to a seven day post-signing revocation period under applicable law, does not revoke such Release during such seven day period.

4.4    WARN Offset. The amount of Severance Benefits to which a Participant is otherwise entitled under the Plan shall be reduced by any other severance benefits payable to the Participant under any legally required notice period for which the Company, in its discretion, provides pay in lieu of notice.

4.5    Accrued Obligations. In addition, upon a CIC Termination, the Company will pay or provide to the Participant: (i) any earned but unpaid Base Compensation and accrued vacation time, (ii) reimbursement of any business expenses incurred by the Participant prior to the Date of Termination that are reimbursable in accordance with an applicable policy of the Company or its subsidiaries and (iii) any vested amounts due to the Participant under any plan, program or policy of the Company or its subsidiaries (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) and (ii) of the preceding sentence shall be paid within 30 days after the Date of Termination (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.

5.    Limitations. Notwithstanding any provision of the Plan to the contrary, if a Participant’s status as an Eligible Executive is terminated for any reason other than due to a CIC Termination, the Participant shall not be entitled to receive any Severance Benefits under the Plan, and the Company shall not have any obligation to such Participant under the Plan.

6.Section 409A.
6.1    General. To the extent applicable, the Plan shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, to the extent that the Administrator determines that any payments or benefits under the Plan may not be either compliant with or exempt from Code Section 409A and related Department of Treasury guidance, the Administrator may in its sole discretion adopt such amendments to the Plan or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Plan from Code Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Code Section 409A and related Department of Treasury guidance; provided, however, that this Section 6.1 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so.

6.2    Potential Six-Month Delay. Notwithstanding anything to the contrary in the Plan, no amounts shall be paid to any Participant under the Plan during the six-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and Treasury Regulation Section 1.409A-1(h)) to the extent that the Administrator determines that paying such amounts at the time or times indicated in the Plan would result in a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Code Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death), the Participant shall receive payment of a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Participant during such six-month period without interest thereon.

6.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.

6.4    Reimbursements. To the extent that any payments or reimbursements provided to a Participant under the Plan are deemed to constitute compensation to the Participant to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Participant’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.5    Installments. For purposes of applying the provisions of Code Section 409A to the Plan, each separately identified amount to which a Participant is entitled under the Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, the right to receive any installment payments under the Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.    Limitation on Payments.

7.1    Best Pay Cap. Notwithstanding any other provision of the Plan, in the event that any payment or benefit received or to be received by a Participant (including any payment or benefit received in connection with a termination of the Participant’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the Severance Benefits, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the Cash Severance benefits under the Plan shall first be reduced, and any noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

7.2    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (a) no portion of the Total Payments, the receipt or retention of which the Participant has waived at such time and in such manner so as not to constitute a “payment” within the meaning of Code Section 280G(b), will be taken into account; (b) no portion of the Total Payments will be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as defined in Code

Section 280G(b)(3)) allocable to such reasonable compensation; and (c) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Code Sections 280G(d)(3) and (4).

8.    No Mitigation. No Participant shall be required to seek other employment or attempt in any way to reduce or mitigate any Severance Benefits payable under the Plan and the amount of any such Severance Benefits shall not be reduced by any other compensation paid or provided to any Participant following such Participant’s termination of employment.

9.    Successors.

9.1    Company Successors. The Plan shall inure to the benefit of and shall be binding upon the Company and its successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and agree to perform the obligations of the Company under the Plan.

9.2    Participant Successors. The Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees or other beneficiaries. If a Participant dies while any amount remains payable to such Participant hereunder, all such amounts shall be paid in accordance with the terms of the Plan to the executors, personal representatives or administrators of such Participant’s estate.

10.    Notices. All communications relating to matters arising under the Plan shall be in writing and shall be deemed to have been duly given when hand delivered, faxed, emailed or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address or email address on file with the Company or to such other address or email address as the Participant may have furnished to the other in writing in accordance herewith and, if to the Company, to such address or email address as may be specified from time to time by the Administrator, except that notice of change of address shall be effective only upon actual receipt.

11.    Claims Procedure; Arbitration.

11.1    Claims. Generally, Participants are not required to present a formal claim in order to receive benefits under the Plan. If, however, any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Administrator. This requirement applies to all claims that any Claimant has with respect to the Plan, except to the extent the Administrator determines, in its sole discretion that it does not have the power to grant all relief reasonably being sought by the Claimant. Subject to the temporary extension of deadlines described in Exhibit B, a formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Administrator consents otherwise in writing. The Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under Section 11.2 hereof.

11.2    Claims Procedure. The Administrator has adopted procedures for considering claims (which are set forth in Exhibit B attached hereto), which it may amend or modify from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Administrator or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under the Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.

12.    Covenants.

12.1    Restrictive Covenants. A Participant’s right to receive and/or retain the Severance Benefits payable under this Plan is conditioned upon and subject to the Participant’s continued compliance with any restrictive covenants (e.g., confidentiality, invention assignment, non-solicitation, non-competition, non-disparagement) contained in any other written agreement between the Participant and the Company, as in effect on the date of the Participant’s CIC Termination, including the Participant’s Restrictive Covenant Agreement, as applicable.

12.2    Return of Property. A Participant’s right to receive and/or retain the Severance Benefits payable under the Plan is conditioned upon the Participant’s return to the Company of all Company documents (and all copies thereof) and other Company property (in each case, whether physical, electronic or otherwise) in the Participant’s possession or control.

13.    Miscellaneous.

13.1    Entire Plan; Relation to Other Agreements. The Plan, together with any Participation Notice issued in connection with the Plan, contains the entire understanding of the parties relating to the subject matter hereof and supersedes any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to severance payable in connection with a CIC Termination. Severance payable under the Plan is not intended to duplicate any other severance benefits payable to a Participant by the Company or its subsidiaries in connection with a CIC Termination. By participating in the Plan and accepting the Severance Benefits hereunder, the Participant acknowledges and agrees that any prior agreement, arrangement and understanding between any Participant, on the one hand, and the Company and/or any subsidiary, on the other hand, with respect to the subject matter hereof is hereby revoked and ineffective with respect to the Participant (including with respect to any severance arrangement contained in an effective employment agreement or offer letter by and between the Participant and the Company (and/or any subsidiary)), but only to the extent such prior agreement, arrangement or understanding provides for severance in connection with a CIC Termination. For clarity, to the extent such agreement, arrangement or understanding provides for severance payments or benefits in connection with a termination of employment that occurs prior to, or after the 12-month anniversary of, a Change in Control, such agreement is not superseded by this Plan and any Participation Notice issued in connection with the Plan.

13.2    Participation Notices. The Administrator shall have the authority, in its sole discretion, to select Eligible Executives to participate in the Plan and to provide written notice to any such Eligible Executives that he or she is a Participant in, and eligible to receive Severance Benefits under, the Plan (a “Participation Notice”) at or any time prior to his or her termination of employment with the Company or any subsidiary.

13.3    No Right to Continued Service. Nothing contained in the Plan shall (a) confer upon any Participant any right to continue as an employee of the Company or any subsidiary, (b) constitute any contract of employment or agreement to continue employment for any particular period, or (c) interfere in any way with the right of the Company to terminate a service relationship with any Participant, with or without Cause.

13.4    Termination and Amendment of Plan. Prior to the consummation of a Change in Control, the Plan may be amended or terminated by the Administrator at any time and from time to time, in its sole discretion. From and after the consummation of a Change in Control, the Plan may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.

13.5    Survival. Section 7 (Limitation on Payments), Section 11 (Claims Procedure; Arbitration), Section 12 (Covenants) and Section 13 (Miscellaneous) hereof shall survive the termination or expiration of the Plan and shall continue in effect.

13.6    Severance Benefit Obligations. Notwithstanding anything contained herein, Severance Benefits paid or provided under the Plan may be paid or provided by the Company or any subsidiary employer, as applicable.

13.7    Withholding. The Company and its subsidiaries shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Severance Benefits payable under the Plan.

13.8    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant. When a payment is due under the Plan to a Participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

13.9    Applicable Law. The Plan is intended to be an unfunded “top hat” pension plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 and shall be interpreted, administered, and enforced as such in accordance with ERISA. To the extent that state law is applicable, the statutes and common law of the State of Delaware, excluding any that mandate the use of another jurisdiction’s laws, will apply.

13.10    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

13.11    Captions. The captions contained in the Plan are for convenience only and shall have no bearing on the meaning, construction or interpretation of the Plan’s provisions.

13.12    Expenses. The expenses of administering the Plan shall be borne by the Company or its successor, as applicable.

13.13    Unfunded Plan. The Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Participant, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with the Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under the Plan, nor shall such person have any right to receive any payment under the Plan except as and to the extent expressly provided in the Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

* * * * *

    I hereby certify that the foregoing Plan was duly adopted by the Compensation Committee of the Board of Directors of Virgin Orbit Holdings, Inc. on March 15, 2023.

Signature: /s/ Johanna Kent

Name: Johanna Kent

Title: VP, People and Culture

EXHIBIT A

FORM OF RELEASE

1.Release. For valuable consideration, including the payments or benefits under Section 4 of the Virgin Orbit Holdings, Inc. Executive Change in Control Severance Plan (the “Severance Plan”), the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Virgin Orbit Holdings, Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act.
2.Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4 of the Severance Plan, with respect to the payments and benefits provided in exchange for this Release, (ii) to payments or benefits under any equity award agreement between the undersigned and the Company, (iii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company or any of its subsidiaries, (iv) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation or other similar governing document of the Company, (v) to any Claims which cannot be waived by an employee under applicable law or (vi) with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.Unknown Claims.

THE UNDERSIGNED ACKNOWLEDGES THAT THE UNDERSIGNED HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE UNDERSIGNED MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
4.Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation and/or (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding. Pursuant to 18 USC Section 1833(b), the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
6.No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. Notwithstanding the foregoing, this provision shall not apply to any suit or Claim to the extent it challenges the effectiveness of this Release with respect to a claim under the Age Discrimination in Employment Act.
7.No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
8.[OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:

(a)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(b)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(c)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(d)the Company advises the undersigned to consult with an attorney prior to executing this Release;
(e)the undersigned has been given at least [21] days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the [21]-day period; and
(f)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release and this Release will become effective upon the expiration of that revocation period if the undersigned has not revoked this Release during such seven-day period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to [name], via electronic mail at [email address], on or before [11:59 p.m. Pacific Time] on the seventh day after this Release is executed by the undersigned.]
9.[Certain Rights. The undersigned is hereby advised as follows:
(a)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;
(b)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;
(c)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;
(d)the undersigned has a right to and the Company advises the undersigned to consult with an attorney prior to executing this Release; and
(e)the undersigned has been given at least five business days in which to review and consider this Release. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the period.]
10.Governing Law. This Release is deemed made and entered into in the State of [California], and in all respects shall be interpreted, enforced and governed under the internal laws of the State of [California], to the extent not preempted by federal law.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.

        [______]

EXHIBIT B
DETAILED CLAIMS PROCEDURES

Section 1.1.    Claim Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Administrator shall have the right to delegate its duties under this Exhibit and all references to the Administrator shall be a reference to any such delegate, as well. The Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan. A Claimant who asserts a right to any benefit under the Plan he or she has not received, in whole or in part, must file a written claim with the Administrator. All written claims shall be submitted to the Vice President, People and Culture at Virgin Orbit Holdings, Inc.

(1)Regular Claims Procedure. The claims procedure in this Section 1.1(a) shall apply to all claims for Plan benefits.

(a)Timing of Denial. If the Administrator denies a claim in whole or in part (an “adverse benefit determination”), then the Administrator will provide notice of the decision to the Claimant within a reasonable period of time, not to exceed 90 days after the Administrator receives the claim, unless the Administrator determines that an extension of time for processing is required. In the event that the Administrator determines that such any extension is required, written notice of the extension will be furnished to the Claimant before the end of the initial 90 day review period. The extension will not exceed a period of 90 days from the end of the initial 90 day period, and the extension notice will indicate the special circumstances requiring such extension of time and the date by which the Administrator expects to render the benefit decision.

(b)Denial Notice. The Administrator shall provide every Claimant who is denied a claim for benefits with a written or electronic notice of its decision. The notice will set forth, in a manner to be understood by the Claimant:

(i)the specific reason or reasons for the adverse benefit determination;

(ii)reference to the specific Plan provisions on which the determination is based;

(iii)a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such information is necessary; and

(iv)an explanation of the Plan’s appeal procedure and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA after receiving a final adverse benefit determination upon appeal.

(c)Appeal of Denial. The Claimant may appeal an initial adverse benefit determination by submitting a written appeal to the Administrator within 60 days of receiving notice of the denial of the claim, subject to the temporary extension of deadlines described in Section 1.1(a)(8) below. The Claimant:

(i)may submit written comments, documents, records and other information relating to the claim for benefits;

(ii)will be provided, upon request and without charge, reasonable access to and copies of all documents, records and other information relevant to the Claimant’s claim for benefits; and

(iii)will receive a review that takes into account all comments, documents, records and other information submitted by the Claimant relating to the appeal, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)Decision on Appeal. The Administrator will conduct a full and fair review of the claim and the initial adverse benefit determination. The Administrator holds regularly scheduled meetings at least quarterly. The Administrator shall make a benefit determination no later than the date of the regularly scheduled meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second regularly scheduled meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third regularly scheduled meeting of the Administrator following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the Administrator shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The Administrator generally cannot extend the review period any further unless the Claimant voluntarily agrees to a longer extension. The Administrator shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.

(e)Notice of Determination on Appeal. The Administrator shall provide the Claimant with written or electronic notification of its benefit determination on review. In the case of an adverse benefit determination, the notice shall set forth, in a manner intended to be understood by the Claimant:

(i)the specific reason or reasons for the adverse benefit determination;

(ii)reference to the specific Plan provisions on which the adverse benefit determination is based;

(iii)a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits;

(iv)a statement describing any voluntary appeal procedures offered by the Plan and the Claimant’s right to obtain the information about such procedures; and

(v)a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(f) Exhaustion; Judicial Proceedings. No action at law or in equity shall be brought to recover benefits under the Plan until the claim and appeal rights described in the Plan have been exercised and the Plan benefits requested in such appeal have been denied in whole or in part. If any judicial proceeding is undertaken to appeal the denial of a claim or bring any other action under ERISA, the evidence presented may be strictly limited to the evidence timely presented to the Administrator. Any such judicial proceeding must be filed by the earlier of: (a) one year after the Administrator’s final decision regarding the claim appeal or (b) one year after the Participant or other Claimant commenced payment of the Plan benefits at issue in the judicial proceeding.

(g)Administrator’s Decision is Binding. Benefits under the Plan shall be paid only if the Administrator decides in its sole discretion that a Claimant is entitled to them. In determining claims for benefits, the Administrator has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. Subject to applicable law, any decision made in accordance with the above claims procedures is final and binding on all parties and shall be given the maximum possible deference allowed by law. A misstatement or other mistake of fact shall be corrected when it becomes known and the Administrator shall make such adjustment on account thereof as it considers equitable and practicable.

(h)Temporary Extension of Deadlines. The Administrator shall extend the deadline to submit a claim or appeal under the Plan the extent required under ERISA or Department of Labor guidance. A Claimant may contact the Administrator in order to confirm whether the 90-day deadline to file a claim or the 60-day deadline to file an appeal has been extended. Due to the COVID-19 pandemic, the period from March 1, 2020 through the date that is 60 days after the end of the National Emergency (or such other date declared by the Department of Labor) will be disregarded in calculating a Claimant’s deadline to file a claim or appeal; provided, however, that a given deadline will not be extended by more than one year.